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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 13, 2005

MarketAxess Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-50670	52-2230784

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

140 Broadway, 42nd Floor New York, New York	10005

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 813-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
SIGNATURES

Item 8.01. Other Events

     Richard M. McVey, President, Chief Executive Officer and Chairman of the Board of Directors of MarketAxess Holdings Inc. (“MarketAxess” or the “Company”), has entered into a written plan for selling shares of MarketAxess’ common stock designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and in accordance with MarketAxess’ Insider Trading Policy. Among other things, MarketAxess’ Insider Trading Policy allows an employee to implement a written trading plan provided such person is not in possession of material non-public information about MarketAxess at the time the plan is entered into, consistent with Rule 10b5-1. Mr. McVey established his written trading plan during an “open window” under MarketAxess’ Insider Trading Policy and has advised the Company that his plan was implemented, in part, to avoid any inference that his future sales would be made on the basis of material non-public information. Actual transactions completed under the plan will be reported on Forms 4 filed with the Securities and Exchange Commission.

Mr. McVey has advised the Company that the purpose of his 10b5-1 selling plan is to achieve diversification and liquidity in his financial portfolio. Mr. McVey’s plan, which will become effective on July 14, 2005, provides for the sale of up to 500,000 shares of MarketAxess common stock (the “Total Plan Shares”) during the twelve months thereafter (subject to, among other things, the volume limitations imposed by applicable securities regulations), at minimum prices of $11.50, $14.00 and $17.00 per share, depending on the closing price of MarketAxess’ common stock during each month that the plan is in effect. The Total Plan Shares represent less than 19% of Mr. McVey’s current holdings of 1,534,870 shares of common stock and 1,152,774 stock options accumulated since Mr. McVey joined the Company at its inception in April 2000.

Except as may be required by law, MarketAxess does not undertake to report written trading plans established by other MarketAxess officers or directors, nor to report modifications, terminations, transactions or other activities under Mr. McVey’s plan or the plan of any other officer or director.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARKETAXESS HOLDINGS INC.

Date: June 17, 2005	By:	/s/ Charles R. Hood

Name: Charles R. Hood Title: General Counsel and Secretary

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